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                                                                   EXHIBIT 10.12

December 18, 1997


Mr. David Greene
2299 Constitution Drive
San Jose, CA 95124

Dear Dave:

I am pleased to confirm our offer to you with Autoweb.com (the "Company") in the position of Director of Customer Care and Dealer Support. This letter is intended to set forth the terms and conditions of Autoweb.com's offer of employment.

Your employment as Director of Customer Care and Dealer Support will commence as soon as possible, with a semi-monthly salary of $4,583.34, which is equivalent to $110,000.00 annually. You will also be eligible for a bonus in 1998 which will be based on dealer renewal and retention, and the overall dealer training success rate. Your performance will be reviewed on a quarterly basis, at which that time you will be eligible for the bonus payment. This bonus for the year may be equal up to 60% of your base salary. The first 90 days of employment are considered a probationary period. You will be eligible to receive certain employee benefits for you and your family including health, vision and dental insurance effective your first day of employment, and our 401(k) plan effective at a later date. You will also be eligible for two weeks paid vacation and ten paid holidays per year. You will also be entitled to 22,262 stock options, which will vest over a four year period and will be more fully detailed in documentation to be supplied to you after your arrival at Autoweb.com.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause. If, for some reason, your employment is concluded without cause the Company will pay you severance in the amount of one (1) month's base salary.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire. Because of this federal law, our employment offer must be contingent upon your timely provision of information for immigration purposes. Please let us know as quickly as possible if you foresee some delay in obtaining the necessary documents, so that we can do whatever we can to help.


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In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, rate or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me as soon as possible. I have enclosed a duplicate original for your records. You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement and an Employee Non Disclosure Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.
This letter may not be modified or amended except through a written agreement signed by the Company. This offer will expire 12-24-97.

We look forward to working with you at Autoweb.com.  Welcome aboard!

                                         Sincerely,

                                          /s/ Payam Zamani
                                         --------------------------------------
                                         Payam Zamani, Executive Vice President


AGREED TO AND ACCEPTED:

/s/ David Greene
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David Greene


START DATE:

1-19-98
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                                       2
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December 11, 1998

Mr. David Greene
2299 Constitution Drive
San Jose, CA 95124

Dear David:

This is an Amendment to your original offer letter from Autoweb.com dated December 18, 1997.

As indicated in the last line of the second paragraph, Autoweb.com has provided salary protection (severance) equal to one month's base salary if your employment is concluded without cause.

As of today, December 11, 1998, your original offer is revised. Effective today, if, your employment is concluded at the initiation of the Company without cause, the Company will pay you severance in the amount of six (6) month's base salary.

This provision does not change the at will nature of your employment nor does it alter any other aspect of the original offer letter. Again, any further modification or amendment must be through a written agreement signed by the Company.

Sincerely,

  /s/ Payam Zamani
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Payam Zamani, President and CEO